Exhibit 99.1

FROM:	MSA (Mine Safety Appliances Company)
Ticker: MSA (NYSE)
Contact: Mark Deasy – (412) 967-3357

For Immediate Release

MSA Elects Robert A. Bruggeworth to Board

PITTSBURGH, Feb. 9, 2007 – The Board of Directors of MSA (NYSE: MSA) has elected Robert A. Bruggeworth a director. Mr. Bruggeworth currently serves as President and Chief Executive Officer of RF Micro Devices Inc. (RFMD), based in Greensboro, N.C. RFMD is a global leader in the design and manufacture of high-performance radio systems and solutions for applications that drive mobile communications. Mr. Bruggeworth succeeds Calvin A. (Tink) Campbell, Jr., who is retiring from the MSA Board in May.

“We’re very pleased to be able to add a person of Bob’s caliber to the MSA Board,” said John T. Ryan III, MSA chairman and CEO. “Bob has a strong operations background and has demonstrated success in building and expanding electronic businesses in the U.S. and Asia. As our business becomes even more global in scope, and as we look to expand MSA’s presence and brand in China and other growth markets, his experience will strengthen the expertise of our board and help MSA continue to achieve success. I would also like to express my gratitude to Tink Campbell for his 13 years of service to the MSA board. His counsel and judgment over the years has helped us improve in many ways and we are very grateful for his dedication and contributions to MSA.”

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Prior to his current role at RFMD, Mr. Bruggeworth served the company as President from June 2002 through January 2003. Previously, Mr. Bruggeworth had been Vice President of Wireless Products. Under Mr. Bruggeworth’s leadership as President, RFMD has more than doubled its quarterly sales. RFMD recently reported calendar year 2006 revenue of approximately $1 billion.

Before joining RFMD, he was employed by AMP Inc., a $5.5 billion supplier of electrical and electronic connection devices, from 1983 to 1999. Mr. Bruggeworth held a variety of positions while at AMP, including Divisional Vice President and Area Director for AMP’s Asia Pacific Central region; Divisional Vice President of Operations, Asia Pacific; and most recently Divisional Vice President of Computer and Consumer Electronics, based in Hong Kong, China. In this capacity, Mr. Bruggeworth had P&L responsibility for $1 billion in business and supervised the implementation of key restructuring and product line strategies that significantly improved revenue growth and manufacturing performance.

A graduate of Wilkes University of Wilkes-Barre, Pa., Mr. Bruggeworth holds a bachelor’s degree in Electrical Engineering.

About MSA

Established in 1914, MSA is a global leader in the development, manufacture and supply of sophisticated safety products that protect people’s health and safety. Sophisticated safety products typically integrate any combination of electronics, mechanical systems and advanced materials to protect users against hazardous or life-threatening situations. The company’s comprehensive line of products is used by workers around the world in the fire service, homeland security, construction and other industries, as well as the military. Principal products include self-contained breathing apparatus, gas masks, gas detection instruments, head protection, respirators, thermal imaging cameras and ballistic body armor. The company also provides a broad range of consumer and contractor safety products through retail channels. These products are marketed and sold under the MSA Safety Works brand. MSA has annual sales of more than $900 million, manufacturing operations throughout the world, and more than 30 international locations. Additional information is available on the company’s Web site at www.msanet.com.

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